(m)(3)(A)(i)

AMENDED SCHEDULE A

with respect to the

AMENDED AND RESTATED DISTRIBUTION PLAN

for

ING INVESTORS TRUST

Name of Fund	Distribution Fee (Computed Based Upon Average Daily Net Assets)
ING American Funds Asset Allocation Portfolio	0.45%
ING American Funds Bond Portfolio	0.35%
ING American Funds Global Growth and Income Portfolio	0.45%
ING American Funds Growth Portfolio	0.50%
ING American Funds Growth-Income Portfolio	0.50%
ING American Funds International Growth and Income Portfolio	0.45%
ING American Funds International Portfolio	0.50%
ING American Funds World Allocation Portfolio	0.35%

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